Exhibit 99.1

FOR IMMEDIATE RELEASE

FAMOUS DAVE’S ANNOUNCES SHARE REPURCHASE PLAN

     MINNEAPOLIS, November 2, 2004 — Famous Dave’s of America, Inc. (Nasdaq: DAVE) today announced that its Board of Directors has authorized the Company to repurchase an additional one million shares of its common stock under a stock repurchase program. The Company recently announced, in September 2004, that it completed the repurchase of one million shares of common stock under a similar repurchase program approved by its Board of Directors in May 2004. Like the previous program, shares repurchased under the new program may be repurchased from time-to-time in the open market or privately negotiated transactions and will be funded from available working capital. The repurchase program may be discontinued at any time at the discretion of the Company. Currently the Company has approximately 11.3 million shares outstanding.

     Mr. Jeffrey Dahlberg, the Company’s Chairman of the Board, stated: “Authorizing further stock repurchases reflects the Board’s continued belief that repurchases of Company shares at current price levels remain an attractive investment opportunity that will benefit the long-term interests of the shareholders.”

     President and CEO, David Goronkin, also commented: “The additional repurchases should not have any effect on the Company sustaining its previously announced growth plans. We continue to believe that the Company’s working capital position and expected cash flow will be sufficient to fund both activities.”

     Famous Dave’s of America, Inc. (Nasdaq:DAVE — News) develops, owns, operates and franchises barbeque restaurants. The company currently owns 38 locations and franchises 65 additional units in 24 states. Its menu features award-winning barbequed and grilled meats, an ample selection of salads, side items, sandwiches and unique desserts. Contact information: Diana Purcel (952)294-1300, or diana.purcel@famousdaves.com.

     Statements in this press release that are not strictly historical, including but not limited to statements regarding the stock repurchase plan and cash flow, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, which may cause the company’s actual results to differ materially from expected results. Although Famous Dave’s of America, Inc. believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectation will be attained. Factors that could cause actual results to differ materially from Famous Dave’s expectation include financial performance, restaurant industry conditions, execution of restaurant development and construction Plans, franchisee performance, changes in local or national economic conditions, availability of financing, governmental approvals and other risks detailed from time to time in the Company’s SEC reports.